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                                                                      EXHIBIT 11
                          PRODUCT MANAGEMENT AGREEMENT

     THIS PRODUCT MANAGEMENT AGREEMENT (this "Agreement") is entered into as of June 18, 1998 by and between Disney Enterprises, Inc., a Delaware corporation, ("Disney") and Infoseek Corporation, a California corporation ("Infoseek"); provided that, this Agreement shall only become effective upon the Effective Time, as defined in and pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement"), of even date herewith, by and among Infoseek Corporation, a Delaware corporation, Starwave Corporation, a Washington corporation, and Disney and shall cease and be of no further force and effect in the event that the Effective Time does not occur; and provided further that, each of the parties hereto agrees not to terminate, amend or otherwise alter this Agreement, or waive any of its rights hereunder, at any time prior to immediately following the Effective Time.


                                    RECITALS

1. Pursuant to the Merger Agreement and a stock and warrant purchase agreement, each dated as of the date hereof (collectively, the "Acquisition Agreements"), Disney has agreed to acquire approximately a 43% interest in the voting equity of Infoseek, subject to the terms and conditions set forth in the Acquisition Agreements.

2. Pursuant to a license agreement, dated as of the date hereof (the "License Agreement"), Disney has agreed to license to Infoseek the Licensor Properties for the development, operation, production, distribution, sale, license and other exploitation of the Portal Products.

3. In connection with the execution of the Acquisition Agreements and the License Agreement, Disney and Infoseek have agreed to enter into agreements, effective as of the Effective Time, with respect to, among other matters, (a) the management and governance of the Portal Products, and (b) the establishment of content and advertising standards and practices for the Portal Products, as well as other services and products of Disney and Infoseek.

     THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Disney and Infoseek hereby agree as follows:

1.   ADVISORY COMMITTEE.

     The parties agree that this Agreement, and the rights and obligations of the parties hereunder shall become effective on the Effective Time. Capitalized terms not defined herein shall have the meanings set forth in the License Agreement.

     (a) GENERAL. As of the Effective Time, Infoseek and Disney will respectively appoint the Infoseek CEO and the Chairman of Buena Vista Internet Group as the sole members (the "Infoseek Member" and the "Disney Member" respectively) of an advisory committee (the "Advisory Committee"). Each of Infoseek and Disney will have the right to replace its designee on the Advisory

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          Committee; provided, that Infoseek and Disney agree to consult with each other prior to any such replacement. Any such replacement will be with an officer of Infoseek or Disney, or their respective Affiliates, of similar responsibilities and experience, to the extent possible. The Advisory Committee will meet at least every two months. For purposes of this Agreement, "Affiliate" shall mean, with respect to any person, any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such person. Notwithstanding the foregoing, for purposes of this Agreement, Infoseek shall not be considered as an Affiliate of Disney and Disney shall not be considered as an Affiliate of Infoseek. Except as expressly provided in Section 1(b)(iii) below, decisions of the Advisory Committee shall be made by unanimous agreement of the Disney Member and the Infoseek Member.

     (b) RESPONSIBILITIES. The Advisory Committee will have the following responsibilities:

          (i) PORTAL PRODUCTS. The Advisory Committee will have overall management responsibility for the Portal Products, will make all significant business decisions relating to the Portal Products and will participate regularly in the overall supervision, direction and control of the Portal Products. Notwithstanding the foregoing, it is understood and agreed that decisions with respect to Infoseek-branded only search and directory services shall not be required to be discussed by the Advisory Committee and Infoseek shall control all decision making relating to such search and directory services; provided, that Infoseek agrees that the policy of standards and practices for the Infoseek services (attached as Exhibit B-3) shall be subject to the terms of Section 3.

         (ii) OVERALL RELATIONSHIP. The Advisory Committee will be responsible for coordinating the overall day-to-day relationship between Disney and Infoseek with respect to all agreements and arrangements between the companies, other than as related to the Infoseek Stock and the Warrants (as defined in the Acquisition Agreements). For example, the Advisory Committee would discuss hosting, technology, marketing, and ad sales relationships between (x) Disney and its Affiliates and (y) Infoseek and its Affiliates that may occur between the parties that are not related to the Portal Products, the partnership between an Affiliate of Starwave Corporation ("Starwave") and a Disney Affiliate (the "ABC News Venture") or the partnership between a Starwave Affiliate and a Disney Affiliate (the "ESPN Venture"). Notwithstanding the foregoing, matters that are not related to online services or sites owned or controlled by Disney and its Affiliates will not be required to be discussed by the Advisory Committee.

         (iii) TIE-BREAKING VOTES. While the parties agree that the Advisory Committee will meet and discuss all issues concerning the matters over

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               which they are responsible in good faith, in the following situations, subject to Sections 2(c) and (d), a tie-breaking vote (i.e., providing either the Disney Member or the Infoseek Member with final decision making authority) will be provided as follows: (A) the tie-breaking vote will reside with the Disney Member with respect to the Portal Products, in all matters concerning brand, name, logo and URL-branding issues as used in Portal Products as well as the approval of each Annual Marketing Plan (as defined in Section 2(c)), but in all events excluding matters set forth in the Promotional Services Agreement, dated as of the date hereof, between American Broadcasting Companies, Inc. and Infoseek and further excluding matters concerning budgets, spending requirements, revenue and operating income targets or similar matters; provided, that the use of the tie breaking vote by the Disney Member must be exercised in a manner that the Disney Member intends in good faith is in the best interests of the Portal Products, (B) the tie-breaking vote will reside with the Disney Member with respect to the content and advertising guidelines, as referenced in Section 3, in all matters relating to any changes, modifications, interpretations or waivers of such guidelines, (C) the tie-breaking vote will reside with the Infoseek Member with respect to all matters concerning product development, production, operation, distribution, advertising sales, the execution of the Annual Marketing Plan or otherwise relating to the day-to-day operations of the Portal Products (except as expressly specified in clauses (A) and (B) above. The parties, the Infoseek Member and the Disney Member (and the Advisory Committee) agree to comply with the provisions of
               Section 3 in taking any action with respect to the Portal
               Products.

     (c) TRAFFIC. Every six months, the Advisory Committee will check the traffic flow between the individual services of Disney and its Affiliates (including ESPN.com and ABC News.com) (collectively, the "Disney Sites") and the Portal Products (including referrals to and from Infoseek's search and directory product). If there is an overall imbalance in traffic between any such individual Internet site or service and the Portal Products, or if there is an overall imbalance in traffic between the Disney Sites (in the aggregate) and the Portal Products, the members of the Advisory Committee agree to work in good faith to balance traffic by modifying such individual service or as otherwise agreed, including without limitation, bridge pages and adjustment of links.

     (d) OTHER AGREEMENTS. Disney agrees, to and to cause its Affiliates to, use good faith efforts to use Starwave Corporation or Infoseek for hosting all of Disney and its Affiliates' online services at market rates. Disney and Infoseek agree, and agree to cause their respective Affiliates to, use good faith efforts to standardize navigation, technology, advertising sales, user registration and privacy standards across all Disney-owned, Disney Affiliate-owned, and Infoseek-owned online services and products.

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2.   PORTAL PRODUCTS.

     (a) APPOINTMENT OF GENERAL MANAGER. The day-to-day operations of the Portal Products will be managed by a general manager (the "General Manager"). Infoseek will be entitled to nominate the General Manager. Any nomination must be approved by a unanimous vote of the Advisory Committee; provided, that if three successive nominees are not approved, the Infoseek Member shall have the sole right of approval for the subsequent nominee. At least one of the nominees will not be a current or former Infoseek employee at the time of nomination. This process will be repeated in the event of any replacement of a General Manager. Infoseek agrees to use its good faith efforts to nominate well qualified, "best available" candidates as General Manager candidates. The General Manager will report to the Advisory Committee. Either the Disney Member or the Infoseek Member will have the power to dismiss the General Manager, after consultation in good faith with the other. The General Manager shall be an employee of Infoseek or its Affiliates.

     (b) DUTIES OF GENERAL MANAGER. Subject to and without limiting the provisions of Sections 1(b)(i) and 1(b)(iii) above, the General Manager will implement the Initial Business Plan (as defined in Section 2(c)) and subsequent Annual Business Plans and Budgets and shall exercise control over the day-to-day operations of the Portal Products, including editorial tactics, editorial strategy and creative development, production (technical or otherwise), distribution, merchandising, advertising sales and marketing and promotion.

     (c) BUSINESS PLAN. Prior to the date hereof, Disney and Infoseek have agreed on an initial three year business plan for the Portal Products (the "Initial Business Plan"), attached hereto as Exhibit A. At least thirty (30) days prior to the beginning of each fiscal year (ending September 30) during the Term, the General Manager shall prepare for the unanimous approval of the Advisory Committee an annual update to the initial business plan and an annual budget (collectively, the "Annual Business Plan and Budget") for the subsequent fiscal year utilizing the categories and methods established in the Initial Business Plan (i.e., investment commitments, revenue and operating income targets), as well as an annual marketing plan for the Portal Products (the "Annual Marketing Plan").

     (d) ROLLOVER. If (i) in any of the first three years after the date hereof, an Annual Business Plan and Budget is not approved by a unanimous vote of the Advisory Committee by the last day of the preceding fiscal year, then, until a new Annual Business Plan and Budget is approved, the corresponding year of the Initial Business Plan will be effective and (ii) after the first three years, if an Annual Business Plan and Budget for any fiscal year are not approved by a unanimous vote of the Advisory Committee by the last day of the preceding fiscal year, then, until a new Annual Business Plan and Budget is approved, the Annual Business Plan and Budget for the immediately preceding fiscal year will remain in effect (or, if no Annual Business Plan and Budget is approved in the first three

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          years, the last year of the Initial Business Plan will remain in effect), and in each case in clause (ii), increased in an amount equal to 50% of the increase in the projected revenue growth for the Portal Products between the current fiscal year and the subsequent fiscal year, provided, that, if such projected revenue growth is a negative number, such aggregate amount shall be increased in an amount equal to the percentage increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers [All Urban Consumers], U.S. City Average (1982-84 = 100) Unadjusted, all items index, published by the Bureau of Labor Statistics, United States Department of Labor (the "CPI Factor") for the preceding twelve-month period. In the event that the Advisory Committee cannot agree on projected revenue growth for the Portal Products for a particular fiscal year, the Annual Business Plan and Budget for such fiscal year shall be increased in an amount equal to fifty percent (50%) of the actual growth rate in revenues for the Portal Products between the two prior fiscal years. If such growth rate is a negative number, such Annual Business Plan and Budget shall be adjusted by the CPI Factor. In each year, the Annual Business Plan and Budget as adjusted as provided above shall be the baseline for any adjustments for the subsequent year. The above provision to increase the Annual Business Plan and Budget by the projected revenue growth for the Portal Products shall only be effective for a five year period beginning at the Effective Time; thereafter, if the Advisory Committee does not approve an Annual Business Plan and Budget, the Annual Business Plan and Budget for the prior year shall be adjusted by the CPI Factor. For clarification purposes, the limitation of the projected revenue growth factor to a five (5) year period shall expressly not apply to the License Agreement which, by its terms, does not so limit the application of the projected revenue growth factor.

     (e) PLACEMENT OF DISNEY SERVICES. Infoseek agrees that the following online services owned or controlled by Disney and its Affiliates shall be included within the Portal Products and shall receive the most prominent placement within the appropriate channels, services, sites and categories (collectively, "Components") of the Portal Products and Infoseek Services: (i) the online service produced and distributed pursuant to the ESPN Agreement (the "ESPN Service") will be the most prominent featured online service within the sports Component of the Portal Products and Infoseek Services, (ii) the online service produced and distributed pursuant to the ABC News Agreement (the "ABC News Service") will be the most prominent featured online service within the news Component of the Portal Products and Infoseek Services, (iii) the Disney kids and family services (i.e., Disney.com, Disney's Daily Blast and Family.com) (the "Disney Kids/Family Service") will be the most prominent featured services within the family or kids Component of the Portal Products and Disney's Internet Guide will be featured on the family or kids Component of the Portal Products and Infoseek Services, (iv) the ABC.com service (the "ABC Service") will be the most prominent featured service within the entertainment Component of the Portal Products and Infoseek Services,
          (v) all Disney specialty retail shopping/commerce online services (e.g., Disney Store, ESPN Store, ABC

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          Store as opposed to SportsMart, which would not be considered as a specialty retailer) shall be featured within the appropriate Components of the shopping/commerce services of the Portal Products and Infoseek Services and the Disney Travel Store shall be a featured service within the appropriate Components of the Portal Products and Infoseek Services. For all other services developed, produced or owned by Disney and its Affiliates, Infoseek and Disney agree to negotiate in good faith to include such service within the appropriate Component of the Portal Products and Infoseek Services. In addition, to the extent that the main home page, personalized pages or other similar pages of the Portal Products and Infoseek Services includes links, banners, or third party content, then links, banners (excluding ad banners) or content provided by the services referenced in clauses (i) to (iv) above shall be afforded equally prominent placement. For purposes of this Agreement, "most prominent placement" and "most prominent featured service" shall mean, at a minimum (1) an above the fold placement (i.e., visible to an end user without scrolling or navigation on a 640 by 480 pixel page) of a feature, icon or link on the first page of the relevant Component (i.e., the sports Component within the Portal Products), which feature, icon or link shall be at least equal in size to the largest feature, icon or link featured on such first page (excluding ad banners), (2) that the content, brand, icons, and links of Disney-controlled services shall be placed within the appropriate Components of the Portal Products with the largest size on the same page (excluding ad banners). For example and without limitation, on the first page seen by viewers of each section of the sports Component (e.g., sports home page, sports news page, scores pages, teams page, league page, information pages, etc.) such page will include a link to ESPN.com (to the extent that such page contains any links to content pages) that is the largest in size. If there is a headline or scores box for sports or news headlines or scores on a page, ABC News headlines and ESPN headlines and scores shall appear as the first headlines/scores in the appropriate boxes. To the extent that any such page includes content (e.g., sports headlines, columnists, polls, scores, specialized league information), ESPN.com content shall have most prominent placement on any such page, subject to availability of appropriate content (i.e., if ESPN.com does not have original content on high school football, if there is a sport page featuring high school football, such page shall not be required to feature content from ESPN.com). The placement and other obligations of Infoseek hereunder shall cease with respect to the ESPN Service and/or the ABC News Service on the end of the term of their respective Partnership Agreements of even date herewith, including renewals, if any (provided, however, that if either Partnership Agreement is terminated by ESPN Partner or ABC Partner pursuant to Section 11.3(c) of such Partnership Agreement, Infoseek's obligations under Sections 2(e) and 2(f) hereof shall continue in effect for the earlier of (i) remaining term of the respective Partnership Agreement or (ii) one (1)
          year).

     (f) PLACEMENT OF INFOSEEK. Disney agrees to integrate Infoseek's search and directory technology and service links into all of its owned and controlled online

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          services to the extent features of such type are integrated into the services, as mutually agreed by the parties. The appropriate Infoseek utility, icons, links and banners (including those branded with the names and brands of the Portal Products) shall receive the most prominent placement (excluding ad banners) on all pages within such services where Disney determines to include search and directory services. In addition, to the extent that Infoseek decides to provide most prominent placement to any other Disney sites or services, Disney agrees to provide Infoseek with most prominent placement for the appropriate Infoseek search utilities, links and banners on all pages within such services that Disney determines to include search and directory. Navigational elements that will allow the user to access the Portal Products within one click will be available on all pages of all Disney Services referenced in Section 3(e) above. If such navigational elements include search and directory, such services will be supplied by Infoseek. For purposes of Sections 3(e) and 3(f), "Disney" shall include Disney Enterprises, Inc. and its Affiliates.

     (g) SERVICE STANDARDS. Infoseek agrees to provide the Portal Products with services (including but not limited to web ops, ad sales, customer service and general and administrative support) of the same quality, reliability, availability and such other standards of performance as it provides to any of its other services with similar traffic activity and complexity.

3.   CONTENT AND ADVERTISING STANDARDS.

     Attached as Exhibits B-1, B-2 and B-3 are the written policy of standards and practices for content and advertising which will apply to the Portal Products, the ESPN Venture and the ABC News Venture and Infoseek, respectively. Disney agrees that the policy for the Portal Products will also apply to all other Disney-branded or owned internet services and Infoseek agrees that such policy will also apply to all other Infoseek-branded or owned internet services; provided, however, that the foregoing policy shall not apply to search results that direct a viewer outside of the Portal Products. Disney agrees that the policies for the Portal Products shall not be more restrictive than the policies applied to any internet services or sites owned and operated by Disney or any of its Affiliates. The Disney Member will have the sole ability, acting reasonably and in good faith and after consultation with the Infoseek Member, to approve changes in the attached written policies for the ESPN Venture, ABC News Venture and the Portal Products, regardless of Disney's percentage ownership of Infoseek Stock. Any change in the policy as applicable to Infoseek-branded or owned internet services (without including the ESPN Venture, the ABC News Venture or the Portal Products) will be subject to approval by the Advisory Board as long as Disney owns at least 10% or more of the then-outstanding shares of Infoseek stock.

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4.   REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

     (a) INFOSEEK REPRESENTATIONS AND WARRANTIES. Infoseek represents and warrants to Disney that (a) it has the right, power and authority to enter into this Agreement and fully to perform its obligations under this Agreement; (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it complies, and at all times shall comply, with all applicable laws, rules and regulations in effect at the time services are performed pursuant to this Agreement pertaining to the subject matter hereof; and (d) it shall not exercise any of the rights granted to it under or pursuant to this Agreement in a manner that shall violate any applicable law, rule or regulation.

     (b) INFOSEEK INDEMNIFICATION OBLIGATIONS. Infoseek agrees to, and shall, indemnify, defend and hold harmless Disney and its Affiliates and their respective directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, judgments, damages, costs, losses, expenses (including reasonable attorneys' fees and expenses) and other liabilities arising from actions brought by third parties in connection with or related to, directly or indirectly, any breach or alleged breach of any of the representations or warranties made by it under Section 4(a) of this Agreement, provided, that Disney gives Infoseek full control over the defense (including any settlements) of any such claim; and Disney provides Infoseek with full information and reasonable assistance, at Infoseek's expense. Infoseek shall keep Disney informed of, and consult with Disney in connection with the progress of such litigation or settlement and (i) Infoseek shall not have any right, without Disney's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of any Disney Affiliate, and (ii) Disney shall promptly notify Infoseek of any such claim

     (c) DISNEY REPRESENTATIONS AND WARRANTIES. Disney represents and warrants that (a) it has the right, power and authority to enter into this Agreement and fully to perform its obligations under this Agreement;
          (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it complies, and at all times shall comply, with all applicable laws, rules and regulations in effect at the time services are performed pursuant to this Agreement pertaining to the subject matter hereof; and (d) it shall not exercise any of the rights granted to it under or pursuant to this Agreement in a manner that shall violate any applicable law, rule or regulation.

     (d) DISNEY INDEMNIFICATION OBLIGATIONS. Disney agrees to, and shall, indemnify, defend and hold harmless Infoseek and its Affiliates, and its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, judgments, damages, costs, losses, expenses (including reasonable attorneys' fees and expenses) and other liabilities

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          arising from actions brought by third parties, in connection with or related to, directly or indirectly, any breach or alleged breach of the representations or warranties made by it under Section 4(c) of this Agreement. Infoseek shall promptly notify Disney of any such claim; Disney gives Infoseek full control over the defense (including any settlements) of such claim; and Infoseek provides Disney with full information and reasonable assistance, at Disney's expense; provided however, that (i) Disney shall keep Infoseek informed of and consult with Infoseek in connection with the progress of such litigation or settlement; and (ii) Disney shall not have any right, without Infoseek's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Infoseek.

5.   TERM AND TERMINATION.

     (a) TERM. The term of this Agreement shall commence as of the Effective Time and shall continue as long as Disney and its Affiliates own any shares of Infoseek stock.

     (b) TERMINATION. Without prejudice to any other rights or remedies available to the parties, Disney and Infoseek shall each have the right, in its sole discretion, to terminate this Agreement upon written notice to the other in the event of the occurrence of one or more of the following:

          (i) In the event that Licensee files a petition in bankruptcy through a decision of the majority of Licensee's Disinterested Directors (as defined in the Governance Agreement by and between the parties dated the date hereof) or is adjudged bankrupt or is placed in the hands of a receiver; or

          (ii) The other party breaches any material term or provision of this Agreement and fails to cure such breach within sixty (60) days after the non-breaching party delivers written notice thereof to the other party stating what actions are required to cure such breach or indicating that such breach is incapable of being cured; provided, that the alleged breaching party shall use its best efforts to timely cure such breach.

     (c) INJUNCTIVE RELIEF. Each party acknowledges and agrees that the other party may be irreparably harmed by any material breach of this Agreement by it. Therefore, each party agrees that in the event that it breaches any of its obligations hereunder, the other parties in addition to all other remedies available to it under this Agreement, or at law or in equity, shall be entitled to seek all forms of injunctive relief including decrees of specific performance, without showing or proving that it sustained any actual damages and without posting bond.

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6.   GENERAL PROVISIONS.

     (a) NOTICES. All notices which either party is required or may desire to serve upon another party shall be in writing and addressed as follows:

         (i)  if to Disney :

               The Walt Disney Company
               500 South Buena Vista Street
               Burbank, California  91521
               Attention:  Thomas O. Staggs
               Telephone:  (818) 560-6977
               Facsimile:  (818) 846-8726

               with a copy to:

               Buena Vista Internet Group
               500 S. Buena Vista Street
               Burbank, California  91521
               Attention:  Jake Winebaum
               Telephone:  (818) 623-3300
               Facsimile:  (818) 623-3304

         (ii)  if to Infoseek:

               Infoseek Corporation
               1399 Moffett Park Drive
               Sunnyvale, California  94089
               Attention: Harry M. Motro, President
                          Andrew E. Newton, Esq.
               Telephone: (408) 543-6000
               Facsimile: (408) 734-9350

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California  94304
               Attention: David J. Segre
               Telephone: (650) 493-9300
               Facsimile: (650) 496-7556

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          Any such notice may be served personally or by mail (postage prepaid), facsimile (provided oral confirmation of receipt is immediately obtained and a hard copy is concurrently sent by internationally commercially recognized overnight delivery service), internationally commercially recognized overnight delivery service (such as Federal Express or D.H.L.) or courier. Notice shall be deemed served upon personal delivery or upon actual receipt. Any party may change the address to which notices are to be delivered by written notice to the other parties served as provided in this Section 6(a).

     (b)  ENTIRE AGREEMENT.    This Agreement, together with the Exhibits
          attached hereto and hereby incorporated herein by reference, constitutes the complete, final and exclusive understanding and agreement between the parties with respect to the transactions contemplated, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication between the parties concerning the subject matter hereof.

     (c) AMENDMENTS. All amendments or modifications of this Agreement shall be binding upon the parties so long as the same shall be in writing and executed by each of the parties hereto.

     (d) WAIVERS. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

     (e) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     (f) ASSIGNMENT. No party shall, directly or indirectly, assign this Agreement to any third party, except that either party may assign this Agreement to its parent corporation or any entity of which its parent owns at least 80% of the voting equity.

     (g) HEADINGS. The section and subsection headings and captions appearing in this Agreement are inserted only as a matter of convenience and shall not be given any legal effect.

     (h) SEVERABILITY. If any restriction, covenant or provision of this Agreement shall be adjudged by a court of competent jurisdiction to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the party seeking to enforce such restriction, covenant or provision, such restriction, covenant or provision shall apply with such modifications as may be necessary

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

          to make it valid and effective. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained shall not in any way be affected or impaired thereby.

     (i) GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without giving effect to principles of conflicts of law. Any action arising out of or relating to this Agreement shall be filed only in the courts of the State of California for the County of Los Angeles or the United States District Court for the Central District of California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

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

     IN WITNESS WHEREOF, the duly authorized representatives of each party have executed this Agreement as of the day and year first written above.

DISNEY ENTERPRISES, INC.            INFOSEEK CORPORATION


By: /s/ Kevin A. Mayer              By: /s/ Harry M. Motro
    ------------------                  ------------------
    Name:  Kevin A. Mayer               Name:  Harry M. Motro
    Title: Sr. Vice President           Title: President and CEO

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